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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)


                           Puma Technology, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               745887-10-9
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting benefical ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment susequent thereto reporting beneficial ownership of five percent of less of such class). (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages
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                                  SCHEDULE 13G

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CUSIP No.    NOT APPLICABLE                  Page        2    of    5     Pages
            ----------------                          -------     ------
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-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Stephen A. Nicol
-------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member   (a)  / /
          of a Group*                             (b)  / /
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
---------------------------- ------ -------------------------------------------

                             5      SOLE VOTING POWER

         NUMBER OF                  722,500
          SHARES
       BENEFICIALLY          ------ --------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING
         PERSON              ------ --------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER
                                    722,500
                             ------ --------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                             ------ --------------------------------------------
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          722,500
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* / /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.6%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages

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                                  SCHEDULE 13G

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CUSIP No.       745887-10-9                  Page        3    of    5     Pages
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ITEM 1.

    (a)           Name of Issuer:

                  Puma Technology, Inc.

    (b)           Address of Issuer's Principal Executive Offices:

                  2550 North First Street
                  Suite 500
                  San Jose, CA 95131


ITEM 2.

    (a)           Name of Person Filing

                  Stephen A. Nicol

    (b)           Address of Principal Business Office or, if none, Residence

                  2550 North First Street
                  Suite 500
                  San Jose, CA 95131

    (c)           Citizenship

                  United States of America

    (d)           Title of Class of Securities

                  Common Stock

    (e)           CUSIP Number

                  745887-10-9


ITEM 3.           Status of Person Filing:

                  Individual

ITEM 4.           OWNERSHIP

    (a)           Amount Beneficially Owned:  722,500

    (b)           Percent of Class: 4.6%

    (c)           Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote: 722,500

                 (ii) Shared power to vote or to direct the vote:

                 (iii) Sole power to dispose or to direct the disposition of:
                       722,500

                 (iv)  Shared power to dispose or to direct the disposition:

ITEM 5.          Certification of Five Percent or Less of a Class

                 If this statement is being filed to report the fact that as of December 31, 1999 the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
                 [X]


                               Page 3 of 5 pages

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                                  SCHEDULE 13G


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CUSIP No.       745887-10-9                  Page        4    of    5     Pages
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Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


Item 8.           Identification and Classification of Members of the Group



Item 9.           Notice of Dissolution of Group


Item 10.          Certification

                  Inasmuch as the reporting person is no longer the beneficial owner of more than five percent of the number of shares outstanding of the issuer of the securities referenced herein, the reporting person has no further reporting obligation under Section 13(d) of the Act with respect to such issuer.


                               Page 4 of 5 pages

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                                  SCHEDULE 13G


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CUSIP No.       745887-10-9                  Page        5    of    5     Pages
            ----------------                          -------     ------

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date February 8, 2000


                                                      /s/ Stephen A. Nicol
                                                   ----------------------------


                               Page 5 of 5 pages